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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                       EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE


                                               For Nine Months Ended September 30,

                                                     1996             1995
                                                  -----------       ----------
Net Income                                        $11,217,245       $9,485,428
                                                  ===========       ==========

Computation of average
shares outstanding

                Shares outstanding at
                beginning of year                   6,322,255        4,196,435

                Additional shares deemed
                outstanding because of
                stock dividends                       443,628          441,315

                Additional shares deemed
                outstanding because of
                stock split                                 0        2,100,650

                Shares issued during the
                year times average time
                outstanding during the year            27,192            7,413
                                                  -----------       ----------

Average shares outstanding                          6,793,075        6,745,813
                                                  ===========       ==========

Primary earnings per share                        $      1.65       $     1.41
                                                  ===========       ==========